                                                                EXHIBIT (h)(1)



                        MUTUAL FUND SERVICES AGREEMENT



                           Transfer Agency Services



                                   Between

                              THE VALIANT FUND,
                    INTEGRITY MANAGEMENT & RESEARCH, INC.

                                     and

                         UNIFIED FUND SERVICES, INC.

                              SEPTEMBER 1, 2001





Exhibit A - Portfolio Listing
Exhibit B  - Transfer Agency Services Description
Exhibit C -  Fees and Expenses

                        MUTUAL FUND SERVICES AGREEMENT


        AGREEMENT (this "Agreement"), dated as of September 1, 2001, by and among the Valiant Fund, a Massachusetts business trust (the "Fund"), Integrity Management & Research, Inc., a Florida corporation (the "Manager"), and Unified Fund Services, Inc., a Texas corporation ("Unified").

                                  WITNESSTH:

        WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, that Fund wishes to retain Unified to provide certain transfer agent services with respect to the Fund, and Unified is willing to furnish such services;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

        SECTION 1. Appointment. The Fund appoints Unified to provide transfer agent services for the Fund, subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit C to this Agreement. The Fund will intially consist of the portfolios, funds and/or classes of shares (each a "Portfolio"; collectively the "Portfolios") listed on Exhibit A. The Fund shall notify Unified in writing of each additional Portfolio and/or class established by the Fund. Each new Portfolio and/or class shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to each new Portfolio and/or class in writing by the Fund and Unified at the time of the addition of the new Portfolio and/or class.

        SECTION 2. Representations and Warranties of Unified. Unified represents and warrants to the Fund that:

        (a) Unified is a corporation duly organized and existing under the laws of the State of Texas;

        (b) Unified is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

        (c) Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

        (d) no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under the Agreement; and

        (e) Unified's entrance into this Agreement will not cause a material breach or be in matieral conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

        SECTION 3.    Representations and Warranties of the Fund.   The Fund
represents and warrants to Unified that:

        (a) the Fund is a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts;

        (b) the Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and the Fund has taken all requisite proceedings to authorize the Fund to enter into and perform this Agreement;

        (c) the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended ("1933 Act"0 and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will be made and will be current during the term of this Agreement;

        (d) no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

        (e) the Fund's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

        SECTION 4. Delivery of Documents. The Fund will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may reasonably request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

        (a) Resolutions of the Board authorizing the appointment of Unified to provide certain transfer agency services to the Fund and approving this Agreement;

        (b)    The Fund's Declaration of Trust;

        (c)    The Fund's By-Laws;

        (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

        (e) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

        (f) Copies of the Management Agreement between the Fund and its investment adviser (the "Advisory Agreement");

        (g)    Opinions of counsel and auditors reports;

        (h) The Fund's Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

        (i) Such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements, and options agreements.

        SECTION 5.    Services Provided by Unified.

        (a) Unified will provide the following services subject to the control, direction and supervision of the Board an in compliance with the objectives, policies and limitations set for the in the Fund's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:

        (i)    Transfer Agency, as described on Exhibit B to this Agreement.

        (ii) Dividend Disbursing. Unified will serve as the Fund's dividend disbursing agent. Unified will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Fund will advise Unified in advance of the declaration of any dividend or distribution and the record and payable date thereof. Unified will, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to Unified sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made in each shareholder's account. Such shareholders will receive a confirmation from Unified indicating the number of shares credited to his/her account.

        (b)    Unified will also:

        (1) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

        (ii) provide or otherwise obtain personnel sufficient, in Unified's sole discretion, for provision of the services contemplated herein;

        (iii) furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

        (iv) keep records relating to the services provided hereunder in such form and manner as set forth on Exhibit B as Unified may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, Unified further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by Unified pursuant to this Agreement.;

        SECTION 6.    Fees:Expenses:Expense Reimbursement.

         (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall cause the Manager to pay, on behalf of each Portfolio, Unified monthly fees determined as set forth on Exhibit C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement and before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such period bears to for the full monthly period and shall be payable upon the date of termination of this Agreement.

        (b) For the purposes of determining fees calculated as a function of a Portfolio's net assets, the value of the Portfolio's net assets shall be computed as required by the Prospectus, generally accepted accounting principles, and resolutions of the Board.

        (c) Unified will from time to time employ or associate with such person or persons as may be appropriate to assist Unified in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as offices by both Unified and the Fund. The compensation of such person or persons for such employment shall be paid by Unified and no obligation will be incurred by or on behalf of the Portfolio in such respect.

        (d) Unified will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. The Fund agrees, on behalf of each Portfolio to promptly reimburse Unified for any equipment and supplies specially ordered by or for the relevant Portfolio or Portfolios through Unified as approved in advance by the Fund and for any other expenses not contemplated by this Agreement that Unified may incur on a Portfolio's behalf at the Fund's request or as consented to in advance by the Fund. Such other expenses to be incurred in the operation of a Portfolio and to be borne by the relevant Portfolio (or some other party other than Unified or its affiliates), include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and Trustees who are not officers, Directors, shareholders or employees of Unified, or the Portfolio's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Portfolio; expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expense of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; and any extraordinary expenses and other customary Fund expenses.

        (e) The Fund may request additional services, additional processing, or special reports. Such requests may be provided by Unified at additional charges. In this event, the Fund shall submit such requests in writing together with such specifications as may be reasonably required by Unified, and Unified shall respond to such requests in the form of a price quotation. The Fund's written acceptance of the quotation must be received prior to implementation of such request. Additional services will be charged at Unified's standard rates.


        (f) All fees, out-of-pocket expenses, or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

        Unified will render, after the close of each month in which services have been furnished, a statement for each Portfolio reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days, and other such charges as may be disputed in good faith by the Portfolio, shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as publicly announced by Firstar Bank, N.A., from time to time) per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to Unified.

        In the event that a Portfolio is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Portfolio, as provided below), this Agreement may be terminated with respect to the Portfolio or the Fund upon thirty (30) days' written notice to the Fund by Unified. The Fund must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; all other amounts remain due and payable.

        SECTION 7. Proprietary and Confidential Information. Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of Unified's responsibilities and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and by obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld any may not be withheld where the service agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Unified with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund.

        SECTION 8.    Duties, Responsibilities and Limitations of Liability.

        (a) In the performance of its duties hereunder, Unified shall be obligated to exercise due care and dilligence, and to act in good faith. In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, notices or other communications from the Fund and its officers and Trustees, investors, agents and the Custodian or other service providers actually or apparently authorized by the Fund to give such instructions which Unified reasonably believes to be genuine, valid and authorized. Unified shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Fund, as necessary or appropriate.

        (b) Unified shall not be liable for any error of judgment or mistake of law or fro any loss or expense suffered by a Portfolio, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of Unified, who may be or become an officer, director, partner, employee or agent of the Fund (other than services or business in connection with Unified's duties hereunder) to be rendering such services to or acting solely for relevant Portfolio and not as an officer, director, partner, employee or agent or person under the control or direction of Unified even though paid by Unified.

         (c) Except for a loss or expense caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement, Unified shall not be responsible for, and the relevant Portfolio shall indemnify and hold harmless Unified harmless from and against, any and all losses, damages, costs, reasonable attorney's fees and expenses, payments, expenses and liabilities arising out of or attributable to:

        (i) All actions of Unified or its officers or agents required to be taken pursuant to this Agreement;

        (ii) the reliance on or use by Unified or its officers or agents of information, records, or documents which are received by Unified or its officers or agents and furnished to it or them by or on behalf of the Fund or a Portfolio, and which have been prepared or maintained by the Fund or a Portfolio or any third party on behalf of the Fund or a Portfolio;

        (iii) the Fund's refusal or failure to comply with the terms of the Agreement or the Fund's lack of good faith, or its actions or lack thereof involving negligence or willful misfeasance;

        (iv) the breach of any representation or warranty of the Fund hereunder;

(v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by Unified on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized by such shareholder in a manner consistent with applicable state and federal laws;

(vi) the reliance on or the carrying out by Unified or its officers or agents of any proper instructions reasonably believed to duly authorized, or requests of the Fund;

(vii) any delays, inaccuracies, errors in or omissions from data provided to Unified by data and pricing services;

(viii) the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by a Portfolio or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund or a Portfolio prior to the effective date of this Agreement; and

(ix) the compliance by each Portfolio, its investment adviser, and its distributor with applicable securities, tax, commodities and other laws, rules and regulations.

      SECTION 9. Terms. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on at least ninety (90) days' prior written notice. Upon termination of this Agreement, the Fund shall cause the Manager to pay to Unified, on behalf of each Portfolio, such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is sooner.

      Should the Fund exercise its right to terminate this Agreement within two years of the effective date hereof, unless such termination is caused by a breach by Unified of its duties hereunder, the Fund shall cause the Manager to pay a termination/conversion fee, simultaneous with the transfer of all Fund records to the successor mutual fund service provider(s), in an amount equal to the total compensation under this agreement for the 60 day period immediately preceding the termination notice date. In addition, after two years of the effective date hereof, the Fund agrees, on behalf of each Portfolio, to pay for all conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees.

      Such compensation to Unified shall be for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the successor mutual fund service provider as directed by the Fund. Notwithstanding the foregoing, any amount owed by the Fund on behalf of a Portfolio to Unified prior to the termination/conversion shall still be due and payable under the terms of this Agreement. No such compensation shall be due to Unified if Unified terminates this Agreement for reasons other than a default by the Fund.

      Upon the termination of the Agreement for any reason and payment of all monthly billings due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees, if required under this Section 9, shall be paid without setoff notwithstanding any dispute), Unified agrees to provide the Fund with the complete and accurate transfer agency records in its possession and to assist the Fund in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, Unified agrees upon termination of this Agreement:

(a) to deliver to the successor mutual fund service provider(s), computer tapes containing the Fund's accounts and records together with such record layouts and additional information as may be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b) to cooperate with the successor mutual fund service provider(s) in the interpretation of the Fund's account and records;

(c) to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

(d) to act in good faith, to make the conversion as smooth as possible for the successor mutual fund service providers(s) and Fund.

SECTION 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

        (a)     If to the Fund or the Manager, to:

                     The Valiant Fund
                     871 Venetia Bay Boulevard, Suite 370
                     Venice, Florida  34292
                     Attention:  President

        (b)     If to Unified, to:

                             Unified Fund Services, Inc.
                             431 North Pennsylvania Street
                             Indianapolis, Indiana 46204
                             Attention:  President

Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

SECTION 11. Assignability. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

SECTION 12. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

SECTION 13. Force Majeure. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitations, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

SECTION 14. Use of Name. The Fund and Unified agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any sales literature or other printed material (other than the Prospectus and the Registration Statement) written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

SECTION 15. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

SECTION 16. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

SECTION 17. Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association in Indianapolis, Indiana in accordance with its applicable rules. The American Arbitration Association in Indianapolis, Indiana in accordance with its applicable rules. The arbitration panel shall consist of three arbitrators selected from list(s) of candidates provided by the American Arbitration Association. One party to the dispute shall be entitled to appoint one arbitrator and the other party to the dispute shall be entitled to appoint one arbitrator. The third arbitrator, who shall be an attorney in good standing who is licensed to practice law in the State of Indiana and devotes more than one-half of his or her professional time to the practice of securities law, shall be chosen by the two arbitrators so appointed. If any party fails to appoint its arbitrator or to notify the other party of such appointment within thirty (30) days after the institution of arbitration proceedings, such other party may request the President of the American Arbitration Association to appoint such arbitrator on behalf of the party who so failed. If the two arbitrators appointed by (or on behalf of) the parties fail to appoint such third arbitrator, or fail to notify the parties to such proceedings of such appointment, within thirty (30) days after the appointment of the later of such two arbitrators to be appointed by (or on behalf of) the parties, any party may request such President to appoint such third arbitrator. The President of the American Arbitration Association shall appoint such arbitrator or such third arbitrator, as the case may be, within thirty (30) days after the making of such request. No awards of punitive damages shall be made. The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties acknowledged and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Section 17.

SECTION 18. Governing Law. This Agreement shall be governed by the laws of the State of Indiana.

SECTION 19. Execution. This Agreement may be executed by one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.


THE VALIANT FUND

By______________________________________________       Date____________________

Print Name:_____________________________________

Title___________________________________________

Attest__________________________________________



UNIFIED FUND SERVICES, INC.

By______________________________________________       Date____________________

Print Name:_____________________________________

Title___________________________________________

By______________________________________________       Date____________________

Print Name:_____________________________________

Title___________________________________________

Attest__________________________________________


Integrity Management & Research, Inc.
(as to Sections 6 and 9 herein)

By______________________________________________       Date____________________

Print Name:_____________________________________

Title___________________________________________

Attest__________________________________________

                                    NOTICE

      A Copy of the Declaration of Trust of the Fund is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Fund by officers and not individually and that the obligations of this Agreement are not binding upon the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

      EXHIBIT A

                                                         To
                                           Mutual Fund Services Agreement

                                                 List of Portfolios


      U.S. Treasury Money Market Portfolio
      U.S. Treasury Income Portfolio
      General Money Market Portfolio
      Tax-Exempt Money Market Portfolio

      Each portfolio contains Class A, Class B, Class C, Class D and Class E Shares

                                  EXHIBIT B
                                      to
                      To Mutual Fund Services Agreement

                   Description of Transfer Agency Services

The following is a general description of the transfer agency services Unified shall provide to the Fund.

A. Shareholder Recordkeeping. Maintain records showing for each Fund shareholder the following: (i) names, address and tax identifying number; (ii) number of shares of each Portfolio; (iii) historical information including, but not limited to, dividends paid and date and price of all transactions including individual purchases and redemptions; and (iv) any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

B. Shareholder Issuance. Record the issuance of shares of each Portfolio. Except as specifically agreed in writing between Unified and the Fund, Unified shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

C. Purchase Orders. Process all orders for the purchase of shares of the Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares of the Fund from and investor, Unified will (i) stamp the envelope with the date of receipt, (ii) forthwith process the same for collection,
        (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. Unified shall then credit the share account of the investor with the number of Portfolio shares to be purchased made on the date such payment is received by Unified, as set forth in the Fund's current registration statement and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to Unified with respect to the timing or manner of acceptance of orders for
        shares relating to payments so received by it.   The Fund, however
        will be responsible for the collection of any aged receivables as a result of shareholder purchases.

D. Redemption Orders. Receive and stamp with the date of receipt all requests for redemptions or repurchase of shares, and process redemptions and repurchase requests as follows: (i) if such redemption request complies with the applicable standards approved by the Fund, Unified shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by Unified on such day; (ii) on or prior to the seventh calendar day succeeding any such requests received by Unified, Unified shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by Unified for such payment to the redeeming shareholder of the applicable redemption or repurchase price, (iii) if any such request for redemption or repurchase does not comply with applicable standards, Unified shall promptly notify the investor of such fact, together with reason therefore, and shall effect such redemption at the Fund's price next determined after receipt of documents complying with said standards, or, at such other time as the Fund shall so direct.

E. Telephone Orders. Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current registration statement. Unified shall be permitted to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized.

F. Transfer of Shares. Upon receipt by Unified of documentation in proper form to affect a transfer of shares, Unified will register such transfer on the Fund's shareholder records maintained by Unified pursuant to instructions received from the transferor.

G. Shareholder Communications and Meetings. Address and mail all communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be mailed. Prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive the tabulated proxy cards, render periodic reports to the Fund on the progress of such tabulation, and provide the Fund with inspectors of election at any meeting of shareholders.

H. Returned checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Unified will take such steps, including redepositing the check for collection or returning the check to the investor, as Unified may, at its discretion, deem appropriate and notify the Fund of such action, or as the Fund may instruct.

I. Shareholder Correspondence. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon by Unified and the Fund.

                                  EXHIBIT C
                                      to
                        MUTUAL FUND SERVICES AGREEMENT

                         TRANSFER AGENCY FEE SCHEDULE

The prices contain herein are effective for twelve months from the execution date of the Transfer Agency contract.

I CONVERSION FEE:
Manual conversion/new fund establishment - fee not to exceed $500 per portfolio. Electronic conversions - $1.50 per shareholder account with a $4,000 minimum fee.

II STANDARD BASE FEE FOR STANDARD BASE SERVICES
The base fee(1) is $20.00 for money market funds and $16.00 for equity/bond funds per active Shareholder Account per year with a minimum fee of $500.00 per portfolio and/or share class per month. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent's computerized files with a non-zero Share balance. There is a $.50 per account charge for any account with a zero share balance for the current month, as determined on the last day of each month. The base fee will be billed on a monthly basis.

        (1)The Base Fee does not include: forms design and printing, statement production, envelope design and printing, postage and handling, shipping, statement microfiche copies and 800 number access to Unified's shareholder services group.

Unified will provide lost account search services in connection of SEC Rules 17Ad-17 amd 17a-24 at a cost of $2.50 per account searched. These "Electronic Data Search Services" will be performed on a semi-annual basis. This service will apply to only Active Shareholder Accounts maintained on the transfer agency system coded as RPO accounts.

In addition to the above fees, there will be a $200.00 per day minimum fee/rerun charge when the nightly processing has to repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

III STANDARD SERVICES PROVIDED

-       Open new accounts
-       Maintain Shareholder accounts
        Including:
        -       Maintain certificate records
        -       Change addresses
        -       Prepare daily reports on number of Shares, accounts
        -       Prepare Shareholder federal tax information
        - Withhold taxes on U.S. resident and non-resident alien accounts
        - Reply to Shareholder calls and correspondence other than that for Fund information and related inquiries
-       Process purchase of Shares
- Issue/Cancel certificates (Excessive use may be subject to additional charges)
-       Process partial and complete redemptions
-       Process regular and legal transfer of accounts
-       Mail semi-annual and annual reports
-       Process dividends and distributions
-       Prepare Shareholder meeting lists
-       Process one proxy per year per fund.  Tabulation is limited to three.
-       Receive and tabulate proxies
- Confirm all transactions as provided by the terms of each Shareholder's account

- Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell. (Blue Sky Reports)
-       Determine/Identify lost Shareholder accounts

IV STANDARD REPORTS AVAILABLE

- 12b-1 Disbursement Report                               - Holdings by Account Type
- 12b-1 Disbursement Summary                              - Posting Details
- Dealer Commission Report                                - Posting Summary
- Dealer Commission Summary Report                        - Settlement Summary
- Exchange Activity Report                                - Tax Register
- Fees Paid Summary Report                                - Transactions Journal
- Fund Accrual Details

V NSCC INTERFACES

- Fund/Serv and/or Networking set-up                      $1,000
- Fund/Serv processing                                    $250 per month
- Networking processing                                   $250 per month
- Fund/Serv transactions                                  $0.35 per trade
- Direct Networking expenses
        Per item                                          $0.025 Monthly dividend fund
        Per item                                          $0.015 Non-monthly dividend fund

VI ADDITIONAL FEES FOR SERVICES OUTSIDE THE STANDARD BASE

- Interactive Voice Response System Set-up                Pass through
- Archiving of old records/storage of aged records        Pass through
- Off-line Shareholder research                           $25/hour (Billed to customer account)
- Check copies                                            $3/each (Billed to customer account)
- Statement copies                                        $5/each (Billed to customer account)
- Mutual Fund fulfillment/prospect file maintenance       $1.00/item
- Shareholder communications charges (Faxes)              Pass through
- Leased line/equipment on TA's computer system           Pass through
- Dial-up access to TA's computer system                  Pass through
- Labels                                                  $.05 ea/$100 minimum
- AD-HOC REPORTWRITER Report Generation                   $50.00 per report
- Bank Reconciliation Service                             $50.00 monthly maintenance fee per bank
                                                          account/$1.50 per bank item
- Systems Programming Labor Charges:
        Programmers or Consultants                        $125.00/hour
        Officers                                          $150.00/hour
- Additional Proxy Processing:
        Each processing                                   $225 fixed charge per processing
        Preparation and Tabulation                        $0.15/proxy issued
        (includes 3 tabulations, sixteen propositions)
        Each Extra Tabulation                             $25.00 fixed charge per processing
                                                          $0.02 per proxy tabulated